Exhibit 10.1

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
INCENTIVE COMPENSATION PLAN
Charles River Laboratories International, Inc. (“CRL”), a corporation existing under the laws of the State of Delaware, has established and adopted the Incentive Compensation Plan (the “Plan”) to provide annual cash incentive awards to key employees of the Company, including, in the case of executive officers and certain other key executives of the Company, awards which are intended to qualify as “performance‑based compensation” within the meaning of Section 162(m) of the Code.

1.	PURPOSES OF THE PLAN
The purposes of the Plan are to provide the opportunity for cash incentives and financial rewards to key employees of the Company designated by the Committee, who, because of the extent of their responsibilities, can make significant contributions to the Company’s performance by their ability, industry, loyalty, leadership and individual achievement. Providing recognition and financial rewards to such individuals based on the performance of the Company and their contributions will advance the interests of CRL and its shareholders and will assist the Company in attracting and retaining management of the highest caliber and ability.

2.	DEFINITIONS
2.1    “Annual Base Salary” means a Covered Participant’s base rate of pay, annualized, as of the last day of the fiscal year. It does not include any additional payments that may have been made such as commissions, bonus payments, overtime pay or imputed income.
2.2    “Award” means, subject to Section 4, the right granted to a Covered Participant for a Year to be eligible to receive an Award Payment from the Pool in which he or she is participating for such Year based on the attainment of the Performance Objective for the Pool, the attainment of his or her individual performance criteria and such other subjective or objective factors as the Committee may determine. For the avoidance of doubt, all Awards are intended to qualify as “performance‑based compensation” within the meaning of Section 162(m) of the Code.
2.3    “Award Payment” means the amount paid in cash to a Covered Participant for a given Year in respect of an Award.
2.4    “Board” means the Board of Directors of CRL.
2.5    “Code” means the U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.
2.6    “Committee” means the Compensation Committee of the Board. If at any time no Committee shall be in office, then, subject to satisfying the requirements of Section 162(m)(4)(C) of the Code and the listing requirements of the New York Stock Exchange, the functions of the Committee specified in the Plan shall be exercised by the Board or by a committee of Board members. As used in the Plan, where applicable, the term “Committee” also shall mean one or more officers or employees, or committees thereof, to which the Committee has delegated the authority to take actions on its behalf pursuant to Section 3.2(c) below.
2.7    “Company” means CRL and all domestic and foreign corporations, partnerships and other legal entities of which at least 20% of the voting securities or ownership interests of such entities are owned directly or indirectly by CRL.
2.8    “Covered Participant” has the meaning set forth in Section 3.1 below.
2.9    “CRL” has the meaning set forth in the recitals above.
2.10    “EICP” means the Executive Incentive Compensation Program and any successor plan that is designed to implement annual cash incentive awards for executive officers and other key employees of the Company.
2.11    “Non‑GAAP OI” has the meaning set forth in Section 4.2 below.

2.12    “Performance Objective” means a financial performance objective to be achieved during a Year and which is used to determine the funding level for the Pool.
2.13    “Pool” means the amount allocated for payment of Awards in any Year, based on the achievement of the Performance Objective during such Year.
2.14    “Year” means the calendar year, or the fiscal year of CRL, if other than a calendar year, to which the Award applies.

3.	ELIGIBILITY AND ADMINISTRATION
3.1 Eligibility. The individuals entitled to participate in the Plan shall be those key employees of the Company who are selected by the Committee to be eligible to receive an Award for the Year. No later than 90 days after the commencement of each Year, the Committee shall, in writing, designate the participants eligible to receive an Award for the Year (“Covered Participants”). The Committee shall designate as Covered Participants the employees of the Company who are executive officers of CRL and may designate other participants who are expected to be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the Year in which CRL would become entitled to take a compensation deduction as a result of the Award Payment (determined without regard to the limitation on deductibility imposed by Section 162(m) of the Code). Covered Participants shall not participate in any other cash‑based short‑term incentive plan.
3.2 Administration. (a) The Plan shall be administered by the Committee. Subject to the provisions of the Plan and to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board: (i) the Committee may from time to time establish rules for the administration of the Plan; (ii) the Committee shall have authority to determine the degree of attainment of the Performance Objective, the actual amount of the Pool and the amount of the Award Payment for each Covered Participant in respect of a Year, including, without limitation, the authority to make factual determinations, to construe and interpret the Plan and any instrument or agreement entered into in connection with the Plan, to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect, and to decide all matters arising thereunder or in connection with the administration of the Plan; and (iii) the decisions of the Committee, to the extent permitted by law, shall be final, conclusive and binding on all persons, including the Company and any Covered Participant, having or claiming to have any right or interest in or under the Plan or any Award.
(b)    In addition, subject to the provisions of the Plan and to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, the Committee shall have full power and authority to do the following: (i) select the Covered Participants for each Year; (ii) determine the terms and conditions of each Award, consistent with the provisions of the Plan; (iii) determine the time when Awards will be made; (iv) establish and determine the target amount of the Pool and the Performance Objective for the Pool, consistent with Section 4.1 and Section 4.2 below; (v) certify the Award Payment in respect of Awards, consistent with Section 4.5 below; (vi) appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; and (vii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.
(c)    To the extent not inconsistent with applicable law, Section 162(m) of the Code and the listing requirements of the New York Stock Exchange, the Committee may delegate to one or more officers or employees of the Company, or one or more committees thereof, the authority to take actions on its behalf pursuant to the Plan; provided, however, that the Committee may not delegate its authority with respect to Section 4, Section 5.1 or Section 5.2 below, or in respect of an Award, and that a person to whom such authority is delegated may not further delegate such authority unless specifically authorized by the Committee.

4.	AWARDS
4.1 Pool; Maximum Award. At or near the start of the applicable Year, the Committee shall: (i) specify the Performance Objective for the Pool; (ii) identify the Covered Participants eligible to receive a share of the Pool; and (iii) determine the target amount and the maximum amount of the Pool, which maximum amount shall not exceed 300% of the aggregate Annual Base Salary of all Covered Participants in the Pool. For each Year, no Award for any individual Covered Participant shall exceed $5,000,000.
4.2 Performance Objective. The Performance Objective for the Pool is the attainment of 50% of target Non‑GAAP Operating Income (“Non‑GAAP OI”) approved by the Committee for the applicable Year. Non‑GAAP OI is defined as operating income that excludes the effect of certain items not deemed to represent core operating performance, including, without limitation, items such as discontinued operations, amortization of intangible assets, inventory purchase accounting adjustments;, charges related to modifications of purchase options on remaining noncontrolled equity interests, and re‑measurement of previously held equity interests; expenses associated with evaluating and integrating acquisitions, fair value adjustments associated with contingent consideration and other changes related to the Company’s acquisitions, including acquisitions under consideration; expenses, losses, income and/or gains attributable to businesses and/or properties that the Company closes, consolidates and/or divests, including such transactions under consideration; severance, executive transition and similar costs; costs and fees related to financings and refinancings; costs related to billing adjustments and related expenses; impairments and similar items; accelerated depreciation charges; charges related to counterparty disputes, litigation, arbitration and investigations; the cumulative effect of changes in accounting policy for the relevant Year; gains or losses that are the direct result of a major casualty; the cumulative effect of changes in newly enacted or promulgated regulation for the relevant Year; gain on bargain purchase; gains on life insurance policies; taxes and fees associated with repatriation; and other expenses, losses, income and/or gains that are unusual in nature or infrequent in occurrence. For purposes of determining the attainment of the Performance Objective, the calculation of Non‑GAAP OI may be different from the calculation for determining the attainment of the financial and/or operational objectives under the EICP. Any adjustment pursuant to this Section 4.2 shall be done in accordance with this Section 4 and Section 162(m) of the Code.
4.3 Determination of the Pool. As soon as reasonably practicable following the conclusion of each Year, the Committee shall determine the actual amount of the Pool, based on the attainment of the Performance Objective for the Pool for such Year. If the Company achieves its Performance Objective, the maximum amount of the Pool will be funded.
4.4 Award Payment. The Award Payment in respect of each Award shall be an amount in cash equal to or less than the maximum amount authorized under such Award, as determined by the Committee in its sole discretion. Actual payment of any Award Payment shall be under the EICP. For the avoidance of doubt, any payment to a Covered Participant shall be made in accordance with Section 162(m) of the Code. For the avoidance of doubt, the Committee shall not have any discretion or authority to increase the Award Payment payable under an Award, and in no event will the exercise of negative discretion with respect to one Covered Participant result in an increase in the amount payable to another Covered Participant.
4.5 Certification. As soon as reasonably practicable following the conclusion of each Year and prior to the payment of any Award Payments in respect of Awards, the Committee shall certify, in writing, the achievement of Non‑GAAP OI and the amount of the Award Payment in respect of each Award for the Year. For the avoidance of doubt, the Committee’s ability to effect adjustments from time to time in connection with determining the degree of achievement of Non‑GAAP OI shall be only to the extent permitted under Section 162(m) of the Code.

5.	MISCELLANEOUS
5.1 Amendment and Termination of the Plan. The Committee or the Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable subject to any requirement for shareholder approval imposed by applicable law, including Section 162(m) of the Code, and to the listing requirements of the New York Stock Exchange.
5.2 Section 162(m) of the Code. Unless otherwise determined by the Committee, or expressly provided herein, the provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the maximum tax deductibility by the Company of the payment of Awards.
5.3 Tax Withholding. The Committee will make such provision for the withholding of taxes as it deems necessary.
5.4 Right of Discharge Reserved; Claims to Awards. Nothing in the Plan shall be construed as giving any person the right to continued employment or service with the Company. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company to the Covered Participant. No Covered Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Covered Participants under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one‑time Award that does not constitute a promise of future grants. Any Award granted under the Plan shall not be a part of a Covered Participant’s base salary or wages and will not be taken into account in determining any other employment‑related rights he or she may have, such as rights to deferred compensation, pension or severance pay, except as expressly provided in such a plan. The Company, in its sole discretion, maintains the right to make available future grants under the Plan. Unless stated herein, no Covered Participant or other person shall acquire any rights, remedies, benefits or obligations. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Covered Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.
5.5 Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitute a special incentive payment to the Covered Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company except as specifically provided under the applicable plan or as may otherwise be determined by the Committee or by the Board.
5.6 Recovery Policy. Awards under the Plan shall be subject to the requirements of any applicable policy of CRL regarding the recoupment of incentive compensation, and all amounts paid or payable to a Covered Participant under or in respect of the Plan shall be subject to recovery or other action pursuant to such policy, as and to the extent provided thereby.
5.7 Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
5.8 Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation, and deferred compensation if permitted by the Committee. With respect to any payments not yet made to a Covered Participant by the Company, nothing contained herein shall give him or her any rights that are greater than those of a general unsecured creditor of the Company.
5.9 Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the Commonwealth of Massachusetts.
5.10 Effective Date of Plan. The Plan shall be effective as of the date of its approval by the Board, subject to its approval by the shareholders of the Company.